Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Second Quarter and Six Months 2009 Earnings and Declares Dividend

Norfolk, Va.: July 27, 2009 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the second quarter and first six months of 2009.

On June 30, 2009 all federally insured financial institutions were required to record a FDIC special assessment expense based primarily on institution assets on that date, and accordingly the Company recorded a special assessment expense of $121,000, or $79,860 after tax, at the end of the second quarter. Excluding this FDIC special assessment, net income, after tax, for the quarter ended June 30, 2009 was $311,000, or $0.14 per diluted share, compared to net income, after tax, of $180,000, or $0.08 per diluted share, for the second quarter of 2008. Excluding the special assessment, net income, after tax, for the first six months of 2009 was $463,000, or $0.20 per diluted share, compared to net income, after tax, of $210,000, or $0.09 per diluted share, for the same period in 2008.

Including the FDIC special assessment expense, net income, after tax, for the quarter ended June 30, 2009 was $231,000, or $0.10 per diluted share, compared to net income, after tax, of $180,000, or $0.08 per diluted share, for the second quarter of 2008; and net income, after tax, for the first six months of 2009 was $383,000, or $0.17 per diluted share, compared to net income, after tax, of $210,000, or $0.09 per diluted share, for the same period in 2008.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“Excluding the impact of the FDIC Special Assessment, our net income for the second quarter of 2009 improved substantially over our net income for the second quarter of 2008. The primary driver of this improvement was the increase in our net interest income of approximately $500,000 during the first six months of 2009, stemming from our asset growth as well as an improvement in our net interest spread. Furthermore, just as we have stated on many occasions, our noninterest expense has remained somewhat stable as we have increased our assets. In fact, our noninterest expense actually declined comparing the first six months of 2009 to the first six months of 2008, excluding the increase in FDIC assessments during 2009.

Ives continued: “Notwithstanding the ongoing recession, our asset quality continues to be excellent with nonperforming assets constituting only 0.18% of our total assets. Nevertheless, it is probable that there will be some deterioration in our loan portfolio from the recession over time. We will continue to be vigilant to minimize the adverse impact on the Company from any such deterioration, if it were to occur.”

Comparison of Operating Results for the Three Months Ended June 30, 2009 and 2008

Overview. The Company’s pretax income was $349,000 for the second quarter of 2009, compared to a pretax income of $283,000 for the second quarter of 2008. Compared to the second quarter of 2008, net interest income increased by $263,000, provision for loan losses increased by $21,000, noninterest income increased by $2,000 and noninterest expense increased by $178,000. Net income, after tax, was $231,000, or $0.10 per diluted share, for the three months ended June 30, 2009, compared to net income, after tax, of $180,000, or $0.08 per diluted share, for the three months ended June 30, 2008.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $263,000 in the second quarter of 2009 compared to the second quarter of 2008. This increase was primarily attributable to an increase of $31.3 million in the average balance of interest-earning assets, which more than offset an increase of $21.1 million in average interest-bearing liabilities, and to an increase in net interest spread from 3.07% to 3.31%. Net interest margin decreased by 6 basis points, from 3.80% in the second quarter of 2008 to 3.74% in the second quarter of 2009.

Provision for Loan Losses. Provision for loan losses for the three months ended June 30, 2009 was $21,000 compared to no provision for the three months ended June 30, 2008. Net charge-offs totaled $2,000 in the second quarter of 2009 compared to net recoveries of $100,000 in the second quarter of 2008.

Noninterest Income. Total noninterest income increased by $2,000, from $215,000 in the second quarter of 2008 to $217,000 in the second quarter of 2009. This increase was primarily due to a Bank-owned life insurance net death benefit of $35,000 recorded in the second quarter of 2009, largely offset by a decrease of $10,000 in late charges and other fees on loans and a decrease of $20,000 in gains on sales of mortgage loans held for sale.

Noninterest Expense. Total noninterest expense increased by $178,000, from $2.0 million in the second quarter of 2008 to $2.1 million in the second quarter of 2009. This increase in noninterest expense was driven primarily by a $176,000 increase in FDIC insurance expense, a $22,000 increase in professional fees, a $22,000 increase in shareholder expense and a $23,000 increase in expenses and impairments on other real estate owned, partially offset by a $68,000 decrease in courier expense. The $176,000 increase in FDIC insurance expense included a $121,000 charge for the FDIC’s special assessment at June 30, 2009.

Income Taxes. The Company’s income tax expense for the quarter ended June 30, 2009 was $118,000, which represented an effective tax rate of 33.8%, compared to income tax expense of $103,000 for the quarter ended June 30, 2008, which represented an effective tax rate of 36.2%. The lower effective tax rate in the second quarter of 2009 was primarily attributable to nontaxable Bank-owned life insurance income recorded in the second quarter of 2009.

Comparison of Operating Results for the Six Months Ended June 30, 2009 and 2008

Overview. The Company’s pretax income was $547,000 for the first six months of 2009, compared to a pretax income of $338,000 for the first six months of 2008, an increase of $209,000. Compared to the first six months of 2008, net interest income increased by $525,000, provision for loan losses increased by $76,000, noninterest income decreased by $86,000 and noninterest expense increased by $154,000. Net income, after tax, was $383,000, or $0.17 per diluted share, for the six months ended June 30, 2009, compared to after-tax net income of $210,000, or $0.09 per diluted share, for the six months ended June 30, 2008.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $525,000 for the first six months of 2009 compared to the first six months of 2008. This increase was primarily attributable to an increase of $33.2 million in the average balance of interest-earning assets, which more than offset an increase of $22.8 million in average interest-bearing liabilities, and to an increase in net interest spread from 2.93% to 3.25%. Net interest margin decreased by 5 basis points, from 3.74% for the first six months of 2008 to 3.69% for the first six months of 2009.

Provision for Loan Losses. Provision for loan losses for the six months ended June 30, 2009 was $76,000 compared to no provision for the six months ended June 30, 2008. There were no net recoveries in the six months ended June 30, 2009 compared to $192,000 in net recoveries for the six months ended June 30, 2008.

Noninterest Income. Total noninterest income decreased by $86,000, from $464,000 in the first six months of 2008 to $378,000 in the first six months of 2009. This decrease was primarily related to an $18,000 decrease in service charges on deposits and a $65,000 decrease in gains on sales of mortgage loans held for sale.

Noninterest Expense. Total noninterest expense increased by $154,000, from $4.0 million in the first six months of 2008 to $4.2 million in the first six months of 2009. Increases of $224,000, $54,000, $24,000 and $23,000 in FDIC insurance expense, professional fees, shareholder expense and expenses and impairments on other real estate owned, respectively, were partially offset by decreases of $134,000 and $30,000 in courier expense and compensation expense, respectively.

Income Taxes. The Company’s income tax expense for the six months ended June 30, 2009 was $164,000, which represented an effective tax rate of 30.0%, compared to income tax expense for the six months ended June 30, 2008 of $128,000, which represented an effective tax rate of 38.1%. The lower effective tax rate for the first six months of 2009 was primarily attributable to a $48,000 tax benefit resulting from an increase in nonqualified stock options related to certain of the stock options that were repriced in the first quarter of 2009 and to nontaxable life insurance income recorded in the second quarter of 2009. The effective tax rate for the first six months of 2008 resulted from a higher percentage of net non-deductible items relative to pre-tax income.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $30.8 million, or 13.0%, from $236.4 million at June 30, 2008 to $267.2 million at June 30, 2009. The increase in assets resulted primarily from increases of $17.5 million and $11.3 million in the ending balances of securities available for sale and loans held for investment, respectively.

Funds Sold and Investment Securities. Total federal funds sold and investment securities available for sale were $64.8 million at June 30, 2009, compared to a combined balance of $46.0 million at June 30, 2008, reflecting an increase in the combined balance of $18.8 million, or 40.8%.

Loans. Loans held for investment, net, at June 30, 2009 were $177.4 million, which represents an increase of $11.3 million, or 6.8%, from the June 30, 2008 loan balance of $166.1 million.

Asset Quality. The Company’s total nonperforming assets increased to $487,000, or 0.18 % of assets, at June 30, 2009, compared to $36,000, or 0.02% of assets, at June 30, 2008, attributable to an increase in the balance of other real estate owned as well as increases in nonaccrual and restructured loans.

Deposits. Driven by continued growth in core deposits, total deposits increased by $35.3 million, or 18.1%, from $195.3 million at June 30, 2008 to $230.6 million at June 30, 2009. Core deposits, which are comprised of checking, savings and money market accounts, increased by $34.3 million, or 24.0%, from $142.7 million at June 30, 2008 to $177.0 million at June 30, 2009.

Average total deposits increased by $29.4 million, or 15.5%, from $190.1 million for the six months ended June 30, 2008 to $219.5 million for the six months ended June 30, 2009. Average core deposits increased by $28.2 million and average certificates of deposit balances increased by $1.2 million between the comparable six month periods.

Borrowed Funds. Due to the increase in deposit balances, borrowed funds decreased by $5.4 million, from $14.0 million at June 30, 2008 to $8.6 million at June 30, 2009.

Capital. Stockholders’ equity increased by $936,000, or 3.7%, from $25.3 million at June 30, 2008 to $26.2 million at June 30, 2009. Stockholders’ equity increased primarily as a result of a $288,000 increase in retained earnings, a $227,000 increase in additional paid-in capital and a $390,000 increase in accumulated after-tax comprehensive income attributable to an increase in the market value of the Company’s available-for-sale investment securities portfolio.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The unaudited financial statements and accompanying information contained in this press release reflect the impact of corrections to FDIC insurance expense related to prior periods. Specifically, as a result of such corrections to prior-period FDIC insurance expense, retained earnings at June 30, 2008 decreased by $42,397 compared to the originally-reported amount; and retained earnings at March 31, 2009 decreased by $77,438 compared to the originally-reported amount, after taking into account the tax-effect of the cumulative correction. Further, after-tax net income for the three months ended June 30, 2008 decreased by $4,000, from $184,000, originally reported, to $180,000 (earnings were $0.08 per diluted share both before and after the correction). After-tax net income for the six months ended June 30, 2008 decreased by $21,000, from $231,000, or $0.10 per diluted share as originally reported, to $210,000, or $0.09 per diluted share.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividend

On July 22, 2009, the Company’s Board of Directors declared a $0.06 per share dividend on its common stock. The dividend will be paid on August 14, 2009 to shareholders of record on August 3, 2009.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At June 30,
	2009	2008
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$9,287	$9,020
Federal funds sold	9,302	8,049
Securities available for sale, at fair value	55,461	37,940
Securities held to maturity, at cost	—	575
Loans, net
Held for investment, net of allowance for loan losses	177,359	166,047
Held for sale	—	417
Accrued interest receivable	666	704
Stock in Federal Reserve Bank, at cost	324	320
Stock in Federal Home Loan Bank of Atlanta, at cost	1,476	983
Premises and equipment, net	12,112	11,090
Other real estate owned	165	—
Other assets	1,028	1,216

Total assets	$267,180	$236,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest-bearing	$76,392	$58,896
Interest-bearing	154,270	136,417

Total deposits	230,662	195,313

Federal Home Loan Bank Advances	5,000	13,000
Securities sold under agreements to repurchase	3,626	919
Other borrowings	—	50
Accrued interest payable	194	247
Other liabilities	1,500	1,570

Total liabilities	240,982	211,099

Stockholders’ equity
Common stock, $5 par value - authorized 3,000,000 shares; issued and outstanding: 2,284,852 shares at June 30, 2009; 2,278,652 shares at June 30, 2008	11,424	11,393
Additional paid-in capital	6,474	6,247
Retained earnings	7,548	7,260
Accumulated other comprehensive income, net	752	362

Total stockholders’ equity	26,198	25,262

Total liabilities and stockholders’ equity	$267,180	$236,361

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,259	$2,426	$4,469	$4,943
Taxable investment securities	610	441	1,176	905
Nontaxable investment securities	—	13	—	25
Dividends on FRB and FHLB stock	5	14	10	32
Interest on federal funds sold	—	43	1	82
Other interest income	14	1	24	3

Total interest income	2,888	2,938	5,680	5,990

Interest expense
Deposits	564	874	1,167	1,931
Borrowings	36	39	75	146

Total interest expense	600	913	1,242	2,077

Net interest income	2,288	2,025	4,438	3,913

Provision for loan losses	21	—	76	—

Net interest income after provision for loan losses	2,267	2,025	4,362	3,913

Noninterest income
Service charges on deposit accounts	95	99	187	205
Late charges and other fees on loans	11	21	23	33
Gains on sale of loans held for sale, net	3	23	3	68
Gain on sale of investment securities	—	—	—	5
Income from bank-owned life insurance	35	—	35	—
Other	73	72	130	153

Total noninterest income	217	215	378	464

Noninterest expense
Compensation	1,003	1,012	2,054	2,084
Data processing	132	141	259	276
Occupancy	204	192	422	406
Furniture and equipment	166	140	327	288
Taxes and licenses	69	64	136	132
Professional fees	87	65	214	160
FDIC insurance	208	32	288	64
Marketing	29	40	55	77
Telephone	26	25	54	51
Stationery and supplies	13	26	35	45
Other	198	220	349	456

Total noninterest expense	2,135	1,957	4,193	4,039

Income before provision for income taxes	349	283	547	338

Provision for income taxes	118	103	164	128

Net income	$231	$180	$383	$210

Earnings per common share
Basic	$0.10	$0.08	$0.17	$0.09

Diluted	$0.10	$0.08	$0.17	$0.09

Dividends per share	$0.06	$0.06	$0.12	$0.12

Weighted average shares outstanding - basic	2,283,115	2,278,652	2,281,184	2,278,652
Effect of dilutive stock options	13,199	11,898	11,820	15,116

Weighted average shares outstanding - diluted	2,296,314	2,290,550	2,293,004	2,293,768

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Financial ratios
Annualized return on average assets	0.35%	0.31%	0.30%	0.19%
Annualized return on average equity	3.54%	2.84%	2.96%	1.65%
Average equity to average assets	9.99%	10.98%	10.02%	11.20%
Equity to assets, at period-end	9.81%	10.69%	9.81%	10.69%
Net interest margin	3.74%	3.80%	3.69%	3.74%

Per common share
Earnings per share - basic	$0.10	$0.08	$0.17	$0.09
Earnings per share - diluted	$0.10	$0.08	$0.17	$0.09
Book value per share	$11.47	$11.09	$11.47	$11.09
Dividends declared per share	$0.06	$0.06	$0.12	$0.12

Common stock outstanding	2,284,852	2,278,652	2,284,852	2,278,652
Weighted average shares outstanding - basic	2,283,115	2,278,652	2,281,184	2,278,652
Weighted average shares outstanding - diluted	2,296,314	2,290,550	2,293,004	2,293,768

Asset quality
Nonaccrual loans	$111	$—	$111	$—
Accruing loans past due 90 days or more	8	36	8	36

Total nonperforming loans	119	36	119	36

Restructured loans	203	—	203	—

Other real estate owned, net	165	—	165	—

Total nonperforming assets	$487	$36	$487	$36

Nonperforming assets to total assets	0.18%	0.02%	0.18%	0.02%

Allowance for loan losses
Balance, beginning of period	$1,709	$1,492	$1,652	$1,400
Provision for loan losses	21	—	76	—
Loans charged-off	(22)	(1)	(30)	(1)
Recoveries	20	101	30	193

Balance, end of period	$1,728	$1,592	$1,728	$1,592

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.96%	0.95%	0.96%	0.95%